Contact:	Roger Penske	Jim Davidson	Tony Pordon

	Chairman 248-648-2400	Executive VP – Finance 201-325-3303	Vice President – Investor Relations 248-648-2540

		jdavidson@unitedauto.com	tpordon@unitedauto.com

UNITEDAUTO NET INCOME INCREASES 30%

Revenues Increase 19%; Same-Store Retail Revenue Grows 8%

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Earnings Per Share Rises 17% to $0.56 Per Share
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BLOOMFIELD HILLS, MI, February 9, 2005 – United Auto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, today announced a 30.1% rise in fourth quarter net income and its 23rd consecutive quarter of record results. Fourth quarter results reflect an overall 19.2% increase in revenue, including continued strong same-store retail revenue growth of 7.6%. The same-store growth was highlighted by an 11.8% increase in service and parts revenue, driven by increases in units in operation and capacity increases at many locations. Same-store new and used vehicle retail revenue increased 5.8% and 7.8%, respectively, due primarily to increases at the Company’s foreign and luxury franchises. Same-store finance and insurance revenue increased 34.1%, including an 11.7% increase in the sale of traditional finance and insurance products complemented by $9.2 million of revenue earned under a multi-year arrangement to promote satellite radios. Total revenue for the quarter increased to $2.5 billion and net income increased to $26.1 million, or $0.56 per share, from $20.1 million, or $0.48 per share, in the prior year. Earnings per share reflect an 11.0% increase in weighted average shares outstanding.

For the year ended December 31, 2004, revenues increased 17.8% to $9.9 billion. Net income for the year increased 34.7% to $111.7 million, or $2.45 per share, from $82.9 million, or $2.00 per share, in the prior year. Full-year 2004 results include the $7.2 million after-tax gain ($0.16 per share) from the sale of an investment recorded in the second and third quarters. Excluding this gain, net income and earnings per share were $104.5 million and $2.29, respectively. Full-year results also include the $5.3 million after-tax gain ($0.11 per share) from a refund of UK consumption taxes and the $4.9 million of offsetting after-tax non-cash charges recorded in the third quarter ($0.11 per share). Prior year results include the effect of $5.0 million of after-tax non-recurring charges ($0.12 per share).

Commenting on the Company’s results, Chairman Roger Penske said, “We are delighted with the performance of our business in 2004. While the overall market remained challenging, our business achieved same-store retail revenue growth of 6.1%, including 7.6% in the fourth quarter. We are pleased that all four lines of our business showed strong same-store growth, including 12.1% growth in our high-margin service and parts operations as our investment in additional capacity continues to reap benefits. I am also particularly pleased with the strong results from our international operations, which generated 26.6% of our 2004 revenues, and enjoyed 22.4% same-store retail revenue growth during the year.”

Commenting further Penske said, “In 2005, we expect the overall retail market to remain competitive. With our strong brand mix and service capacity expansion program, we currently estimate same-store growth to be approximately 3% to 5% in 2005. We also expect to continue our selective acquisition program adding approximately $300 to $500 million in annualized revenues. These increases will be somewhat offset by the effect of rising interest rates on our business.” Based on these estimates, the Company is currently projecting earnings per share in the range of $2.32 to $2.39 for 2005. Earnings per share in the first quarter are expected to be in the range of $0.44 to $0.48. These estimates are based on an estimated average of 47.0 million shares outstanding.

UnitedAuto will host a conference call discussing financial results relating to fourth quarter 2004 on Wednesday, February 9, 2005 at 1:30 p.m. ET. To listen to the conference call, participants must dial (800) 553-5260 [International, please dial (612) 332-0802]. The call will also be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

About UnitedAuto

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 152 franchises in the United States and 101 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of aftermarket automotive products and services. Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales and earnings growth potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission, and which are incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Fourth Quarter
	2004	2003
New Vehicles	$1,442,993	$1,239,383
Used Vehicles	515,214	432,751
Finance and Insurance	66,875	46,873
Service and Parts	266,765	216,133
Fleet	26,215	16,364
Wholesale	176,012	141,702

Total Revenues	2,494,074	2,093,206
Cost of Sales	2,112,477	1,787,535

Gross Profit	381,597	305,671
SG&A Expenses	303,811	240,063
Depreciation and Amortization	9,927	8,392

Operating Income	67,859	57,216
Floor Plan Interest Expense	(13,184)	(11,704)
Other Interest Expense	(11,686)	(10,629)

Income from Continuing Operations Before Minority Interests and Income Tax Provision	42,989	34,883
Minority Interests	(556)	(589)
Income Tax Provision	(15,993)	(13,779)

Income from Continuing Operations	26,440	20,515
Loss from Discontinued Operations, Net of Tax	(325)	(438)

Net Income	$26,115	$20,077

Income from Continuing Operations Per Diluted Share	$0.57	$0.49

Diluted EPS	$0.56	$0.48

Diluted Weighted Average Shares Outstanding	46,689	42,059

UNITED AUTO GROUP, INC.
Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Twelve Months
	2004	2003
New Vehicles	$5,683,368	$4,947,931
Used Vehicles	2,127,497	1,808,507
Finance and Insurance	231,830	202,307
Service and Parts	1,008,519	815,039
Fleet	127,993	99,998
Wholesale	707,004	515,403

Total Revenues	9,886,211	8,389,185
Cost of Sales	8,436,153	7,171,332

Gross Profit	1,450,058	1,217,853
SG&A Expenses	1,144,207	955,021
Depreciation and Amortization	42,146	30,689

Operating Income	263,705	232,143
Floor Plan Interest Expense	(49,723)	(42,697)
Other Interest Expense	(42,973)	(42,835)
Other Income	11,469	—

Income from Continuing Operations Before Minority Interests and Income Tax Provision	182,478	146,611
Minority Interests	(2,047)	(2,272)
Income Tax Provision	(67,880)	(57,916)

Income from Continuing Operations	112,551	86,423
Loss from Discontinued Operations, Net of Tax	(864)	(436)

Income Before Cumulative Effect of Accounting Change	111,687	85,987
Cumulative Effect of Accounting Change	—	(3,058)

Net Income	$111,687	$82,929

Income from Continuing Operations Per Diluted Share	$2.47	$2.09

Diluted EPS before Cumulative Effect of Accounting Change	$2.45	$2.08

Cumulative Effect of Accounting Change on Diluted EPS	—	($0.07)

Diluted EPS	$2.45	$2.00

Diluted Weighted Average Shares Outstanding	45,613	41,434

UNITED AUTO GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts in Thousands)
(Unaudited)

	12/31/04	12/31/03
Assets
Cash and Cash Equivalents	$11,061	$13,076
Accounts Receivable, Net	382,098	346,367
Inventories	1,326,553	1,157,878
Other Current Assets	44,424	42,963

Total Current Assets	1,764,136	1,560,284
Property and Equipment, Net	414,718	366,070
Intangibles	1,247,210	1,083,166
Other Assets	87,117	89,007
Assets of Discontinued Operations	19,620	45,671

Total Assets	$3,532,801	$3,144,198

Liabilities and Stockholders’ Equity
Floor Plan Notes Payable	$1,266,656	$1,114,766
Accounts Payable and Accrued Expenses	413,685	352,480
Current Portion Long-Term Debt	11,367	8,540

Total Current Liabilities	1,691,708	1,475,786
Long-Term Debt	574,970	643,145
Other Long-Term Liabilities	179,116	167,540
Liabilities of Discontinued Operations	11,972	29,315

Total Liabilities	2,457,766	2,315,786
Stockholders’ Equity	1,075,035	828,412

Total Liabilities and Stockholders’ Equity	$3,532,801	$3,144,198

UNITED AUTO GROUP, INC.
Selected Data

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
Units
New Retail Units	43,612	38,880	178,012	165,023
Used Retail Units	20,901	19,662	88,700	84,910

Total Retail Units	64,513	58,542	266,712	249,933

Same-Store Retail Revenue
New Vehicles	$1,296,659	$1,225,376	$4,975,561	$4,706,066
Used Vehicles	458,463	425,416	1,747,483	1,679,721
Finance and Insurance	62,397	46,518	209,777	194,409
Service and Parts	237,246	212,263	862,902	769,561

Total Same-Store Retail Revenue	$2,054,765	$1,909,573	$7,795,723	$7,349,757

Same-Store Retail Revenue Growth
New Vehicles	5.8%	8.0%	5.7%	6.6%
Used Vehicles	7.8%	5.4%	4.0%	7.8%
Finance and Insurance	34.1%	6.6%	7.9%	12.7%
Service and Parts	11.8%	10.0%	12.1%	8.8%
Revenue Mix
New Vehicles	57.9%	59.2%	57.5%	59.0%
Used Vehicles	20.7%	20.7%	21.5%	21.6%
Finance and Insurance	2.7%	2.2%	2.3%	2.4%
Service and Parts	10.7%	10.3%	10.2%	9.7%
Fleet	1.0%	0.8%	1.3%	1.2%
Wholesale	7.0%	6.8%	7.2%	6.1%
Retail Gross Margin — by Product
New Vehicles	8.8%	8.6%	8.6%	8.4%
Used Vehicles	8.6%	8.5%	8.8%	9.1%
Finance and Insurance	100.0%	100.0%	100.0%	100.0%
Service and Parts	54.4%	53.7%	53.9%	53.4%

Gross Profit per Transaction
New Vehicles	$2,897	$2,732	$2,734	$2,517
Used Vehicles	2,109	1,863	2,113	1,932
Finance and Insurance	1,037	801	870	809

UNITED AUTO GROUP, INC.
Selected Data (Continued)

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003

Brand Mix:
Toyota/Lexus	21%	23%	22%	22%
BMW	14%	15%	15%	14%
Honda/Acura	13%	10%	11%	12%
Mercedes	10%	11%	10%	10%
General Motors	8%	9%	8%	10%
Ford Premier Group	8%	8%	8%	8%
Audi	6%	4%	4%	3%
Chrysler	4%	6%	5%	6%
Nissan/Infiniti	4%	4%	4%	4%
Ford	3%	4%	4%	4%
Other	9%	6%	9%	7%
Debt to Total Capital Ratio	35%	44%	35%	44%
Adjusted EBITDA (a)	$64,602	$53,904	$267,597	$220,135
Rent Expense	$27,083	$21,501	$100,697	$81,747

(a)	Adjusted EBITDA is defined as income from continuing operations before minority interests, income tax provision, other interest expense, depreciation and amortization. While Adjusted EBITDA should not be construed as a substitute for income from continuing operations or as a better measure of liquidity than cash flows from operating activities, each of which is determined in accordance with U.S. GAAP, it is included in this press release to provide additional information regarding the amount of cash our business is generating. This measure may not be comparable to similarly titled measures reported by other companies. Following is a reconciliation of income from continuing operations before minority interests and income tax provision and Adjusted EBITDA:

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
Income from continuing operations before minority interests and income tax provision	$43.0	$34.9	$182.5	$146.6
Other interest expense	11.7	10.6	43.0	42.8
Depreciation and amortization	9.9	8.4	42.1	30.7

Adjusted EBITDA	$64.6	$53.9	$267.6	$220.1